Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-149553) of Magic Software Enterprises Ltd. of our reports relating to the consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting, which appear in this Annual Report on Form 20-F. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2024

/s/ Ziv Haft

Ziv Haft

Certified Public Accountants (Isr.)

BDO Member Firm

Tel Aviv, Israel

May 14, 2025